COMPUTER ASSOCIATES ANNOUNCES PRELIMINARY Q4 RESULTS

Cash Flow From Operations To Exceed $1.1 Billion for Fiscal Year

Company Announces Sale Of Non-Core Product Lines To SSA Global Technologies

ISLANDIA N.Y., April 8, 2002 - Computer Associates International, Inc. (NYSE: CA) today announced preliminary financial results for its fourth fiscal quarter.

On a GAAP basis, for the quarter ended March 31, 2002, total revenue is estimated to meet prior Company guidance of $770 million. Diluted operating loss per share for the quarter - exclusive of acquisition amortization of approximately $238 million and a special non-cash impairment charge, estimated not to exceed $60 million, related to non-core software assets (see below) - is expected to improve from prior Company guidance of a loss of $(0.05) - $(0.04).

Investors should note that First Call consensus expectations at the present time are on a Pro Forma operating basis. Pro Forma operating results and a reconciliation between GAAP and Pro Forma operating results will be available, as usual, in the Company's supplemental information when final financial results are reported on May 14, 2002. Pro Forma measures may not be comparable to similarly titled measures used by other companies.

The Company also expects to record new unearned subscription revenue for the fourth quarter of approximately $650 million. This represents a sequential increase of approximately 17% over the December 2001 quarter.

In addition, the Company anticipates that, based on preliminary estimates, cash from operations for the quarter ended March 31, 2002 will exceed $430 million bringing the full year cash from operations to over $1.1 billion. This represents the fifth consecutive fiscal year, in which cash from operations will exceed $1 billion. The Company reported cash from operations of $354 million for the December 2001 quarter.

CA President and CEO Sanjay Kumar said, "In a continuing cautionary spending environment we are demonstrating to our clients the value and return on investment that our technology solutions provide in the complex IT workplace today. It has never been more imperative than today for software providers to partner with their customers, delivering innovative technology while providing visibility and consistency to shareholders, as CA is committed to doing under its new Business Model."

Consistent with CA's strategy to focus on its industry-leading positions in enterprise management, security, storage, application development and integration, business intelligence and portals, the Company announced the sale to SSA Global Technologies, Inc. ("SSA") of certain assets, principally the supply chain management, financial management and human resource management product lines under the name interBiz. Financial terms of the transaction, which is closing in April 2002, were not disclosed.

These interBiz operations generated approximately $64 million of revenue for the nine months ended December 31, 2001. In addition, at December 31, 2001, approximately $70 million of unearned subscription fees have accumulated since the introduction of the Company's subscription model in October 2000. Approximately 725 employees were transferred to SSA as part of this transaction.

In accordance with GAAP (FAS 121), the non-cash impairment charge to operations related to the above assets is unknown at this time pending the completion of a valuation analysis. However, it is estimated that the amount of such a non-cash charge would not exceed $60 million. This estimate is subject to change based on the results of the valuation study.

Separately, in accordance with FAS 142, the Company is undertaking an independent valuation analysis of its goodwill assets. This analysis is not yet complete.

The results for the fiscal fourth quarter and fiscal year end are preliminary in nature, pending completion of the Company's regular year-end audit by KPMG LLP. Actual results, which are scheduled for release May 14, 2002, may vary. The Company will discuss its results in more detail at that time.

About Computer Associates

Computer Associates International, Inc. (NYSE: CA) delivers The Software That Manages eBusiness. CA's world-class solutions address all aspects of eBusiness management through industry-leading brands: Unicenter for infrastructure management, BrightStor for storage management, eTrust for security management, CleverPath for portal and business intelligence, AllFusion for application life cycle management, Advantage for data management and application development, and Jasmine for object-oriented database technology. Founded in 1976, CA serves organizations in more than 100 countries, including 99 percent of the Fortune 500 companies. For more information, visit http://ca.com.

In addition to the historical information presented, certain statements in this release may constitute "forward-looking statements" that involve risks and uncertainties. Actual results could differ materially from those projected or forecasted in the forward-looking statements. Important factors that could cause actual results to differ materially include: risks and instability associated with changes in the company's business model; risks associated with changes in the way in which the company accounts for license revenue; the difficulty of making financial projections resulting from the significant percentage of CA's quarterly sales consummated in the last few days of the quarter; the emergence of new competitive initiatives resulting from rapid technological advances or changes in pricing in the market; market acceptance of new products and services and continued acceptance of existing products and services; risks associated with the entry into new markets; the risks associated with integrating acquired businesses and technologies; the effects of war or acts of terrorism; dependency on large dollar licensing transactions; the outcome of pending or future governmental inquiries; delays in product delivery; reliance on mainframe capacity growth; the ability to recruit and retain qualified personnel; business conditions in the distributed systems and mainframe software and hardware markets; uncertainty and volatility associated with Internet and eBusiness related activities; use of software patent rights to attempt to limit competition; adverse results of litigation; fluctuations in foreign currency exchange rates and interest rates; the volatility of the international marketplace; uncertainties relative to global economic conditions; and other risks described in filings with the Securities and Exchange Commission, which are available at www.sec.gov. CA assumes no obligation to update the information in this press release, except as otherwise required by law.

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© 2002 Computer Associates International, Inc. One Computer Associates Plaza, Islandia, N.Y. 11749. All trademarks, trade names, service marks, and logos referenced herein belong to their respective companies.